GulfMark Announces Organization Changes

December 9, 2008 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) announced today the appointment of three individuals to undertake key positions in the development and improved capacity of the company's accounting, finance and internal audit/compliance functions.

Bruce Streeter, President and CEO, said:  “We are pleased to promote Messrs. Kneen, Rubio and White as they have demonstrated their capabilities to assume positions of greater responsibility. We believe these appointments will serve to provide strong financial leadership to the Company, both now and in the future”

Quintin V. Kneen – Senior Vice President – Finance and Administration

Quintin will be responsible for all finance functions of the Company including accounting, finance and treasury as well as tax and investor relations.  He will transition to the role of Chief Financial Officer subsequent to the filing of the Company’s 2008 10-K in February 2009 as Ed Guthrie, currently Executive Vice President & CFO,  moves into the role of assisting the President prior to his retirement in 2009.

Quintin joined GulfMark in June 2008.  Previously, he was Vice President-Finance & Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco since June 2003. Prior to joining Grant Prideco, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. He holds an M.B.A. from Rice University and a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant and a Chartered Financial Analyst.

Samuel R. Rubio – Vice President – Controller and Chief Accounting Officer

Sam will be responsible for all accounting functions of the Company and will assume the role of Chief Accounting Officer.  He will also be responsible for all regulatory filings of the Company with the SEC and compliance with current accounting standards.

Sam has been with GulfMark since 2005 when he joined the group as Assistant Controller and was subsequently promoted to Controller in 2007.   He has a B.B.A. degree from Sul Ross State University and is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of CPA’s.  In addition, Sam has over 25 years of experience in accounting at both operating division and corporate levels as well as the management of accounting organizations.

GulfMark Offshore, Inc.
Press Release
December 9, 2008

Anthony L. White – Vice President – Internal Audit and Chief Compliance Officer

Anthony will be responsible for the internal audit function of the Company and assume the role of Chief Compliance Officer.  He will coordinate the Company’s internal audit function and compliance with Sarbanes Oxley in addition to monitoring and improving the internal control processes throughout the Company’s worldwide operating and finance functions.

Anthony has been responsible for developing the internal audit function at GulfMark since 2005 when he joined the Company as Director – Internal Audit.  He has both a B.S. and an M.B.A. from the University of Kentucky and has attained certifications as a Certified Public Accountant, Certified Management Accountant, Certified Internal Auditor and Certified Information Systems Auditor.  Anthony had over 15 years of financial and audit experience prior to joining GulfMark in 2005 and since that time has been instrumental in establishing the internal audit function in the Company.

Carla S. Mashinski Resignation

Carla Mashinski, currently Vice President – Accounting and Chief Accounting Officer, has tendered her resignation effective as of December 31, 2008 to pursue other interests.  Bruce Streeter, commenting on her resignation, said:”Carla has been instrumental in leading the recent project to upgrade the information and accounting system as well as a key driver in the development of our accounting group over the last five years. Her dedication to her job will be missed and, while we are saddened by her departure, we wish her well and are sure she will be successful in whatever position she takes on in the future.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of ninety-three (93) offshore support vessels serving every major offshore energy industry market in the world.

Contact:	James (Jay) Harkness, Vice President – Investor Relations & Treasurer
E-mail: Jay.Harkness@GulfMark.com
Phone: (713) 963-9522

Quintin V. Kneen, Senior Vice President – Finance & Administration
E-mail: Quintin.Kneen@GulfMark.com
Phone: (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-Q for the quarter ended September 30, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.